Exhibit 99.1

Contact: Drew Babin, CFA, CMA
Senior Managing Director of Corporate Communications
Medical Properties Trust, Inc.
(646) 884-9809
dbabin@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST, INC. REPORTS FIRST QUARTER RESULTS

Per Share Net Income of $0.05 and Normalized FFO of $0.37 in First Quarter

Recent Transactions Validate Underwritten Values;

Provides Additional Capital Flexibility

Declared Second Quarter Regular Dividend of $0.29 Per Share

Birmingham, AL – April 27, 2023 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today announced financial and operating results for the first quarter ended March 31, 2023, as well as certain events occurring subsequent to quarter end.

•	Net income of $0.05 and Normalized Funds from Operations (“NFFO”) of $0.37 for the 2023 first quarter on a per diluted share basis;

•	As previously announced, agreed in March to sell the Healthscope portfolio in Australia for AUD$1.2 billion with proceeds targeted for repayment of the Company’s Australian term loan;

•	Received notice in March that Prime Healthcare (“Prime”) will exercise its right to repurchase three hospitals in Kansas and Texas in the third quarter for roughly $100 million;

•

In April selectively added to existing portfolios five behavioral health facilities operated by Priory Group (“Priory”) in the U.K. for approximately £44 million and invested in three MEDIAN post-acute facilities in Germany for a total of roughly €70 million; and

•	Declared a regular quarterly dividend of $0.29 per share of common stock to be paid on July 13, 2023 to stockholders of record on June 15, 2023.

Edward K. Aldag, Jr., Chairman, President, and Chief Executive Officer, said, “We are pleased to report a first quarter that saw our core portfolio, as it has for nearly two decades, realize attractive and predictable growth driven by strong original underwriting and inflation-based cash rent escalators. This performance establishes a baseline level of profitability that supports our dividend payments and sets the table for continued growth.”

Aldag continued, “The terms of recently announced transactions including Springstone, the acquisition by CommonSpirit of Steward’s Utah operations, Healthscope and Prime, have valued our hospital investments near and in excess of our original purchase prices. This confirmation of our underwritten asset values by sophisticated market participants, as well as our existing liquidity and prudently planned debt structure, position us to have no debt maturities until 2025.”

Included in the financial tables accompanying this press release is information about the Company’s assets and liabilities, net income, and reconciliations of net income to NFFO and AFFO, including per share amounts, all on a basis comparable to 2022 results.

PORTFOLIO UPDATE

The Company did not acquire any new hospital real estate during the first quarter and expects aggregate acquisitions during the entire first half of 2023 of approximately $150 million. These are expected to be comprised of five behavioral hospitals acquired from and leased to Priory in England for approximately £44 million and three post-acute facilities in Germany acquired from and leased to MEDIAN for roughly €70 million.

As part of an expected series of Prospect Medical Holdings’ (“Prospect”) future strategic transactions, during the first quarter MPT provided $50 million in a loan instrument that is convertible into equity of Prospect’s managed care entity in anticipation of a larger Prospect financing transaction. Subsequent to quarter-end, Prospect received a binding commitment from a third-party lender that will provide significant liquidity for Prospect’s hospital and managed care businesses and will facilitate MPT’s conversion of certain existing and future real estate obligations of Prospect into additional managed care equity.

The Company has total assets of approximately $19.7 billion, including $13.7 billion of general acute care hospitals, $2.5 billion of behavioral health facilities and $1.7 billion of post-acute facilities. MPT’s portfolio includes 444 properties and approximately 45,000 licensed beds across the United States as well as in the United Kingdom, Switzerland, Germany, Australia, Spain, Finland, Colombia, Italy and Portugal. The properties are leased to or mortgaged by 54 hospital operating companies.

OPERATING RESULTS AND OUTLOOK

Net income for the first quarter ended March 31, 2023 was $33 million ($0.05 per diluted share) compared to $632 million ($1.05 per diluted share) in the year earlier period. Included in 2023 first quarter net income is approximately $90 million of impairment and other non-cash charges related to the expected sale of hospitals and no rent or interest revenue recognized from Prospect leases or loan investments, as compared to 2022 first quarter net income which included an approximate $452 million gain on sale, inclusive of a write-off of roughly $125 million of straight-line rent, related to the partnership transaction with Macquarie Asset Management.

NFFO for the first quarter ended March 31, 2023 was $222 million ($0.37 per diluted share) compared to $282 million ($0.47 per diluted share) in the year earlier period.

The Company is adjusting its 2023 calendar estimate of per share net income to $0.06 to $0.17 to account for first quarter results and announced transaction activity and is adjusting its estimate of per share NFFO to $1.50 to $1.61 to account for the impact of announced deleveraging asset sales (and expected $1.4 billion debt reduction). At their high-end, the ranges reflect management’s expectation that certain amounts related to Prospect are recognized as revenue during 2023, while their low-end accounts for the possibility that the entirety of this revenue is recognized subsequent to 2023. The estimates are based on an existing portfolio which includes the impact of binding disposition and leasing transactions and changes to lease terms but excludes expected future contributions from development and other capital projects.

These estimates do not include the effects, among others, of unexpected real estate operating costs, changes in accounting pronouncements, litigation costs, debt refinancing costs, acquisition costs, currency exchange rate movements, changes in income tax rates, interest rate hedging activities, write-offs of straight-line rent and in place lease intangibles, other impairments or other non-recurring/unplanned transactions. Moreover, these estimates do not provide for the impact on MPT or its tenants and borrowers from the global COVID-19 pandemic. These estimates may change if the Company acquires or sells assets in amounts that are different from estimates, market interest rates change, debt is refinanced or repurchased, new shares are issued or repurchased, additional debt is incurred, other operating expenses vary, income from equity investments vary from expectations, or existing leases or loans do not perform in accordance with their terms.

LITIGATION UPDATE

On March 30, MPT sued short seller Viceroy Research LLC and its principals, including Fraser Perring, in federal court for defamation and related wrongs arising from their campaign of malicious falsehoods calculated to reap profits for themselves at the expense of MPT and its shareholders. The lawsuit is available here.

Although Perring has publicly acknowledged the lawsuit, he has not appeared in the case. And rather than answer MPT’s allegations, Viceroy has filed motions to dismiss the claims before they reach a jury, arguing that they cannot be sustained because Viceroy’s assaults on the Company, though contained in “reports,” were not “fact” but mere “opinion” and “commentary . . . dominated by colorful, hyperbolic language,” and also claiming that the Court lacks jurisdiction. But as MPT’s complaint makes clear, the false, misleading, and defamatory statements repeatedly published by Viceroy, Perring and others are not “opinions” or “beliefs” but rather statements of purported fact, whose fundamental character cannot be altered by disclaimers. MPT looks forward to proving its claims and to obtaining from the defendants and others the documents, communications, and other discovery to which the law entitles it.

CONFERENCE CALL AND WEBCAST

The Company has scheduled a conference call and webcast for Thursday, April 27, 2023 at 11:00 a.m. Eastern Time to present the Company’s financial and operating results for the quarter ended March 31, 2023. The dial-in numbers for the conference call are 833-630-1956 (U.S.) and 412-317-1837 (International); there is no passcode requirement. Call participants are to ask the operator to be joined to the Medical Properties Trust, Inc. conference call upon dialing in. The conference call will also be available via webcast in the Investor Relations section of the Company’s website, www.medicalpropertiestrust.com.

A telephone and webcast replay of the call will be available beginning shortly after the call’s completion. The telephone replay will be available through May 11, 2023 using dial-in numbers 877-344-7529 (U.S.), 855-669-9658 (Canada) and 412-317-0088 (International) along with passcode 5178516. The webcast replay will be available for one year following the call’s completion on the Investor Relations section of the Company’s website.

The Company’s supplemental information package for the current period will also be available on the Company’s website in the Investor Relations section.

The Company uses, and intends to continue to use, the Investor Relations page of its website, which can be found at www.medicalpropertiestrust.com, as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the Investor Relations page, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed in 2003 to acquire and develop net-leased hospital facilities. From its inception in Birmingham, Alabama, the Company has grown to become one of the world’s largest owners of hospital real estate with 444 facilities and approximately 45,000 licensed beds in ten countries and across four continents. MPT’s financing model facilitates acquisitions and recapitalizations and allows operators of hospitals to unlock the value of their real estate assets to fund facility improvements, technology upgrades and other investments in operations. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can generally be identified by the use of forward-looking words such as “may”, “will”, “would”, “could”, “expect”, “intend”, “plan”, “estimate”, “target”, “anticipate”, “believe”, “objectives”, “outlook”, “guidance” or other similar words, and include statements regarding our strategies, objectives, future expansion and development activities, and expected financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results or future events to differ materially from those expressed in or underlying such forward-looking statements, including, but not limited to: (i) the economic, political and social impact of, and uncertainty relating to, potential impact from health crises (like COVID-19); (ii) the ability of our tenants, operators and borrowers to satisfy their obligations under their respective contractual arrangements with us, especially as a result of the adverse economic impact of the COVID-19 pandemic, and government regulation of hospitals and healthcare providers in connection with same (as further detailed in our Current Report on Form 8-K filed with the SEC on April 8, 2020); (iii) our expectations regarding annual guidance for net income and NFFO per share; (iv) our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate acquisitions and investments; (v) the nature and extent of our current and future competition; (vi) macroeconomic conditions, such as a disruption of or lack of access to the capital markets or movements in currency exchange rates; (vii) our ability to obtain debt financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities and pay down, refinance, restructure or extend our indebtedness as it becomes due; (viii) increases in our borrowing costs as a result of changes in interest rates and other factors; (ix) international, national and local economic, real estate and other market conditions, which may negatively impact, among other things, the financial condition of our tenants, lenders and institutions that hold our cash balances, and may expose us to increased risks of default by these parties; (x) factors affecting the real estate industry generally or the healthcare real estate industry in particular; (xi) our ability to maintain our status as a REIT for federal and state income tax purposes; (xii) federal and state healthcare and other regulatory requirements, as well as those in the foreign jurisdictions where we own properties; (xiii) the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain equity or debt financing secured by our properties or on an unsecured basis; (xiv) the ability of our tenants and operators to operate profitably and generate positive cash flow, comply with applicable laws, rules and regulations in the operation of the our properties, to deliver high-quality services, to attract and retain qualified personnel and to attract patients; (xv) potential environmental contingencies and other liabilities; (xvi) the risk that the expected sale of three Connecticut hospitals currently leased to Prospect does not occur; (xvii) the risk that Steward’s anticipated sale of its Utah operations and MPT’s expected lease with CommonSpirit Health are not executed as announced; (xviii) the risk that MPT’s expected sale of its Australian portfolio does not occur; (xix) the risk that other property sales, loan repayments, and other capital recycling transactions do not occur; and (xx) the risks and uncertainties of litigation, including our lawsuit against Viceroy Research LLC and its principals.

The risks described above are not exhaustive and additional factors could adversely affect our business and financial performance, including the risk factors discussed under the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 and as updated in our quarterly reports on Form 10-Q. Forward-looking statements are inherently uncertain and actual performance or outcomes may vary materially from any forward-looking statements and the assumptions on which those statements are based. Readers are cautioned to not place undue reliance on forward-looking statements as predictions of future events. We disclaim any responsibility to update such forward-looking statements, which speak only as of the date on which they were made.

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MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands, except for per share data)
	March 31, 2023	December 31, 2022
	(Unaudited)	(A)
Assets
Real estate assets
Land, buildings and improvements, intangible lease assets, and other	$13,092,510	$13,862,415
Investment in financing leases	1,582,416	1,691,323
Real estate held for sale	881,587	—
Mortgage loans	346,446	364,101

Gross investment in real estate assets	15,902,959	15,917,839
Accumulated depreciation and amortization	(1,207,699)	(1,193,312)

Net investment in real estate assets	14,695,260	14,724,527
Cash and cash equivalents	302,321	235,668
Interest and rent receivables, net	169,511	167,035
Straight-line rent receivables	810,911	787,166
Investments in unconsolidated real estate joint ventures	1,506,474	1,497,903
Investments in unconsolidated operating entities	1,310,460	1,444,872
Other loans	276,367	227,839
Other assets	578,853	572,990

Total Assets	$19,650,157	$19,658,000

Liabilities and Equity
Liabilities
Debt, net	$10,438,151	$10,268,412
Accounts payable and accrued expenses	595,269	621,324
Deferred revenue	29,391	27,727
Obligations to tenants and other lease liabilities	144,092	146,130

Total Liabilities	11,206,903	11,063,593
Equity
Preferred stock, $0.001 par value. Authorized 10,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 750,000 shares; issued and outstanding - 598,302 shares at March 31, 2023 and 597,476 shares at December 31, 2022	598	597
Additional paid-in capital	8,541,414	8,535,140
Retained (deficit) earnings	(25,413)	116,285
Accumulated other comprehensive loss	(74,919)	(59,184)

Total Medical Properties Trust, Inc. Stockholders’ Equity	8,441,680	8,592,838
Non-controlling interests	1,574	1,569

Total Equity	8,443,254	8,594,407

Total Liabilities and Equity	$19,650,157	$19,658,000

(A) Financials have been derived from the prior year audited financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended
	March 31, 2023	March 31, 2022
Revenues
Rent billed	$248,157	$263,402
Straight-line rent	56,693	61,044
Income from financing leases	13,195	51,776
Interest and other income	32,166	33,578

Total revenues	350,211	409,800
Expenses
Interest	97,654	91,183
Real estate depreciation and amortization	83,860	85,316
Property-related (A)	7,110	8,598
General and administrative	41,724	41,424

Total expenses	230,348	226,521
Other (expense) income
Gain on sale of real estate	62	451,638
Real estate and other impairment charges	(89,538)	(4,875)
Earnings from equity interests	11,352	7,338
Debt refinancing and unutilized financing costs	—	(8,816)
Other (including fair value adjustments on securities)	(5,166)	14,762

Total other (expense) income	(83,290)	460,047

Income before income tax	36,573	643,326
Income tax expense	(3,543)	(11,379)

Net income	33,030	631,947
Net income attributable to non-controlling interests	(236)	(266)

Net income attributable to MPT common stockholders	$32,794	$631,681

Earnings per common share - basic and diluted:
Net income attributable to MPT common stockholders	$0.05	$1.05

Weighted average shares outstanding - basic	598,302	598,676
Weighted average shares outstanding - diluted	598,310	598,932
Dividends declared per common share	$0.29	$0.29

(A) Includes $4.2 million and $6.3 million of ground lease and other expenses (such as property taxes and insurance) paid directly by us and reimbursed by our tenants for the three months ended March 31, 2023 and 2022, respectively.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Reconciliation of Net Income to Funds From Operations

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended
	March 31, 2023	March 31, 2022
FFO information:
Net income attributable to MPT common stockholders	$32,794	$631,681
Participating securities’ share in earnings	(515)	(402)

Net income, less participating securities’ share in earnings	$32,279	$631,279
Depreciation and amortization	101,960	99,459
Gain on sale of real estate	(62)	(451,638)
Real estate impairment charges	52,104	—

Funds from operations	$186,281	$279,100
Write-off (recovery) of unbilled rent and other	39,626	(2,271)
Other impairment charges	—	4,875
Litigation and other	7,726	—
Non-cash fair value adjustments	(4,121)	(8,023)
Tax rate changes and other	(7,305)	—
Debt refinancing and unutilized financing costs	—	8,816

Normalized funds from operations	$222,207	$282,497
Share-based compensation	11,829	11,804
Debt costs amortization	5,121	5,613
Rent deferral, net	2,413	(3,716)
Straight-line rent revenue and other	(62,589)	(77,333)

Adjusted funds from operations	$178,981	$218,865

Per diluted share data:
Net income, less participating securities’ share in earnings	$0.05	$1.05
Depreciation and amortization	0.17	0.17
Gain on sale of real estate	—	(0.75)
Real estate impairment charges	0.09	—

Funds from operations	$0.31	$0.47
Write-off (recovery) of unbilled rent and other	0.07	—
Other impairment charges	—	—
Litigation and other	0.01	—
Non-cash fair value adjustments	(0.01)	(0.01)
Tax rate changes and other	(0.01)	—
Debt refinancing and unutilized financing costs	—	0.01

Normalized funds from operations	$0.37	$0.47
Share-based compensation	0.02	0.02
Debt costs amortization	0.01	0.01
Rent deferral, net	—	(0.01)
Straight-line rent revenue and other	(0.10)	(0.12)

Adjusted funds from operations	$0.30	$0.37

Notes:

(A) Certain line items above (such as depreciation and amortization) include our share of such income/expense from unconsolidated joint ventures. These amounts are included with all activity of our equity interests in the “Earnings from equity interests” line on the consolidated statements of income.

(B) Investors and analysts following the real estate industry utilize funds from operations (“FFO”) as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or Nareit, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization, including amortization related to in-place lease intangibles, and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the Nareit definition, we disclose normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs (if any not paid by our tenants) to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our results of operations or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

We calculate adjusted funds from operations, or AFFO, by subtracting from or adding to normalized FFO (i) straight-line rent, (ii) non-cash share-based compensation expense, and (iii) amortization of deferred financing costs. AFFO is an operating measurement that we use to analyze our results of operations based more on the receipt, rather than the accrual, of our rental revenue and on certain other adjustments. We believe that this is an important measurement because our infrastructure-type assets generally require longer term leases with annual contractual escalations of base rents, resulting in the recognition of a significant amount of rental income that is not billable/collected until future periods. Our calculation of AFFO may not be comparable to AFFO or similarly titled measures reported by other REITs. AFFO should not be considered as an alternative to net income (calculated pursuant to GAAP) as an indicator of our results of operations or to cash flow from operating activities (calculated pursuant to GAAP) as an indicator of our liquidity.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

2023 Guidance Reconciliation

(Unaudited)

	2023 Guidance - Per Share(1)
	Low	High
Net income attributable to MPT common stockholders	$0.06	$0.17
Participating securities’ share in earnings	—	—

Net income, less participating securities’ share in earnings	$0.06	$0.17
Depreciation and amortization	1.14	1.14
Gain on sale of real estate	—	—
Real estate impairment charges	0.09	0.09

Funds from operations	$1.29	$1.40
Other adjustments	0.21	0.21

Normalized funds from operations	$1.50	$1.61

(1) The guidance is based on current expectations and actual results or future events may differ materially from those expressed in this table, which is a forward-looking statement within the meaning of the federal securities laws. Please refer to the forward-looking statement included in this press release and our filings with the Securities and Exchange Commission for a discussion of risk factors that affect our performance.